Consent of Author

N.C. Carter, Ph.D., P.Eng.
1410 Wende Road
Victoria, British Columbia
Canada
V8P 3T5

U.S. Securities and Exchange Commission

I, N.C. Carter, Ph.D., P.Eng., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report or that the written disclosure in the Form 20F of Hard Creek Nickel Corporation contains any misrepresentation of the information contained in the "Report on the 2003 Exploration Program Turnagain Nickel Project" dated April 21, 2004.

I do hereby consent to the filing with the regulatory authorities.

I consent to being an expert in the 2010 Form 20F.

Dated this 15th day of June, 2011.

[signature]

N.C. Carter, Ph.D., P.Eng.